                                                                 Exhibit 4(e)(2)

                                                                  EXECUTION COPY




                           MBIA INSURANCE CORPORATION,
                               as Policy Provider,

                             AMERICAN AIRLINES, INC.

               STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                              NATIONAL ASSOCIATION,
        not in its individual capacity but solely as Subordination Agent
                                       and

               STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                        NATIONAL ASSOCIATION, as Trustee
                                    under the
                  AMERICAN AIRLINES PASS THROUGH TRUST 2002-1G




                        INSURANCE AND INDEMNITY AGREEMENT




                             AMERICAN AIRLINES, INC.
                    PASS THROUGH CERTIFICATES, SERIES 2002-1G





                         Dated as of September 24, 2002

            (This Table of Contents is for convenience of reference only and shall not be deemed to be part of this Insurance Agreement. All capitalized terms used in this Insurance Agreement and not otherwise defined shall have the meanings set forth in Article I of this Insurance Agreement.)

                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS..............................................................................        1

   Section 1.01         Defined Terms..............................................................        1
   Section 1.02         Other Definitional Provisions..............................................        4

ARTICLE II REPRESENTATIONS, WARRANTIES AND COVENANTS...............................................        5

   Section 2.01         Representations and Warranties of American.................................        5
   Section 2.02         Covenants of American......................................................        7
   Section 2.03         Covenants of the Class G Trustee and Subordination Agent...................        8
   Section 2.04         Representations, Warranties and Covenants of the Policy Provider...........        8

ARTICLE III THE POLICY; REIMBURSEMENT; INDEMNIFICATION.............................................       10

   Section 3.01         Issuance of the Policy.....................................................       10
   Section 3.02         Payment of Fees and Premium................................................       12
   Section 3.03         Reimbursement Obligation...................................................       12
   Section 3.04         Indemnification............................................................       13
   Section 3.05         Procedure for Payment of Fees and Premium..................................       13
   Section 3.06         Policy Endorsement.........................................................       14
   Section 3.07         Payment by Subordination Agent.............................................       14

ARTICLE IV FURTHER AGREEMENTS......................................................................       14

   Section 4.01         Effective Date; Term of the Insurance Agreement............................       14
   Section 4.02         Further Assurances and Corrective Instruments..............................       14
   Section 4.03         Obligations Absolute.......................................................       15
   Section 4.04         Assignments; Reinsurance; Third-Party Rights...............................       16
   Section 4.05         Liability of the Policy Provider...........................................       17

ARTICLE V MISCELLANEOUS............................................................................       17

   Section 5.01         Amendments, Etc............................................................       17
   Section 5.02         Notices....................................................................       17
   Section 5.03         Severability...............................................................       18
   Section 5.04         Governing Law..............................................................       18
   Section 5.05         Consent to Jurisdiction....................................................       18
   Section 5.06         Consent of the Policy Provider.............................................       19
   Section 5.07         Counterparts...............................................................       19
   Section 5.08         Headings...................................................................       19
   Section 5.09         Trial by Jury Waived.......................................................       19

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   Section 5.10         Limited Liability..........................................................       19
   Section 5.11         Entire Agreement...........................................................       20
   Section 5.12         Independent Agreements.....................................................       20
   Section 5.13         Successors and Assigns.....................................................       20

            INSURANCE AND INDEMNITY AGREEMENT (as may be amended, modified or supplemented from time to time, this "Insurance Agreement"), dated as of September 24, 2002, by and among MBIA INSURANCE CORPORATION, as Policy Provider ("MBIA" or the "Policy Provider"), AMERICAN AIRLINES, INC. ("American"), STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, not in its individual capacity but solely as Subordination Agent (the "Subordination Agent") and STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, as Class G Trustee (the "Class G Trustee").

                              W I T N E S S E T H :

            WHEREAS, American is the owner of nineteen Aircraft;

            WHEREAS, pursuant to each Indenture, American will issue, on a recourse basis, separate series of Equipment Notes which Equipment Notes are to be secured by a security interest in all right, title and interest of American in and to the Aircraft and certain other property described in each Indenture;

            WHEREAS, each Trustee under each of the Trust Agreements will create the Trusts, which will acquire the Equipment Notes pursuant to the Participation Agreements;

            WHEREAS, (i) WestLB AG, New York Branch, as Primary Liquidity Provider, has entered into two Primary Liquidity Facilities, one for the benefit of the Class G Certificateholders and one for the benefit of the Class C Certificateholders, with the Subordination Agent, as agent for each Trustee on behalf of the Class G Trust and the Class C Trust, (ii) Credit Suisse First Boston International, as Above-Cap Liquidity Provider, has entered into an Above-Cap Liquidity Facility for the benefit of the Class G Certificateholders, with the Subordination Agent, as agent for the Class G Trustee on behalf of the Class G Trust and (iii) the Trustee of each Trust, the Primary Liquidity Provider, the Above-Cap Liquidity Provider, the Policy Provider and the Subordination Agent have entered into the Intercreditor Agreement;

            WHEREAS, pursuant to each Trust Agreement, a separate Trust has been created to facilitate the sale of the Certificates;

            WHEREAS, the Policy Provider has issued a Policy in respect of the Class G Certificates, pursuant to which it has agreed to guarantee the payment of interest to the Subordination Agent for the benefit of the Class G Trustee and Class G Certificateholders, and the payment of principal of the Class G Certificates on the Final Distribution Date for the Class G Certificates and as otherwise provided therein; and

            WHEREAS, each of American, the Class G Trustee and the Subordination Agent has agreed to undertake certain obligations in consideration for the Policy Provider's issuance of the Policy;

            NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

            Section 1.01 Defined Terms. Unless the context clearly requires otherwise, all capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Intercreditor Agreement or, if not defined therein, in the Policy described below. For purposes of this Insurance Agreement, the following terms shall have the following meanings:

            "Act" means Part A of subtitle VII of title 49, United States Code.

            "Aircraft" means any aircraft which is part of the Collateral.

            "Airframe" means any airframe which is part of the Collateral.

            "Bankruptcy Code" means the United States Bankruptcy Code, 11 U.S.C.
Section 101 et seq.

            "Base Rate" means the fluctuating rate of interest as published from time to time in the New York, New York edition of The Wall Street Journal, under the caption "Money Rates" as the "prime rate," the Base Rate to change effective as of 9:00 a.m., New York, New York time, on any day when and as such published prime rate changes.

            "Citizen of the United States" is defined in Section 40102(a)(15) of the Act and in the FAA Regulations.

            "Class C Certificates" means the certificates issued by the Class C Trust and authenticated by the Class C Trustee, representing Fractional Undivided Interests in the Class C Trust, and any certificates issued in exchange therefor or replacement thereof pursuant to the Class C Trust Agreement.

            "Class C Trust" means the American Airlines Pass Through Trust 2002-1C created and administered pursuant to the Class C Trust Agreement.

            "Class G Certificates" means the certificates issued by the Class G Trust and authenticated by the Class G Trustee, representing Fractional Undivided Interests in the Class G Trust, and any certificates issued in exchange therefor or replacement thereof pursuant to the Class G Trust Agreement.

            "Class G Certificateholder" has the meaning given such term in the Policy.

            "Class G Trust" has the meaning given such term in the Policy.

            "Closing Date" means September 24, 2002.

            "Collateral" means the "Collateral" as defined in each Indenture.

            "Engine" means any engine which is or will be part of the Collateral.

            "Expenses" means any and all liabilities, obligations, losses (other than losses from non-reimbursement of amounts paid by MBIA under the Policy), damages, settlements, penalties, claims, actions, suits, costs, out of pocket expenses and disbursements (including, without limitation, reasonable fees and disbursements of legal counsel, accountants, appraisers, inspectors or other professionals, and costs of investigation).

            "Event of Loss" means any Event of Loss defined in any Participation Agreement.

            "FAA" means the Federal Aviation Administration of the United States of America or any Government Entity succeeding to the functions of such Federal Aviation Administration.

            "Final Dissolution Date" means following the occurrence of a Triggering Event, the Distribution Date next succeeding the date of receipt by the Subordination Agent of the proceeds of the sale of the last Aircraft (or the related Equipment Notes) then subject to the Lien of any Indenture.

            "Final Distribution Date" means the date which is the earlier of the
(i) Final Legal Distribution Date or (ii) Final Dissolution Date.

            "Final Legal Distribution Date" means March 23, 2009.

            "Financing Statements" means collectively, UCC-1 (and, where appropriate, UCC-3) financing statements covering the related Collateral, naming Owner as debtor, showing Mortgagee as secured party, for filing in Delaware and each other jurisdiction in which such filing is made on or before the Closing Date.

            "GAAP" means generally accepted accounting principles as set forth in the statements of financial accounting standards issued by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, as such principles may at any time or from time to time be varied by any applicable financial accounting rules or regulations issued by the SEC and, with respect to any Person, shall mean such principles applied on a basis consistent with prior periods except as may be disclosed in such Person's financial statements.

            "Government Entity" means (a) any federal, state, provincial or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity having jurisdiction over any matter contemplated by the Operative Agreements or relating to the observance or performance of the obligations of any of the parties to the Operative Agreements.

            "Indemnification Agreement" means the Indemnification Agreement, dated as of September 24, 2002 among MBIA, American, and the Underwriters.

            "Insurance Agreement" has the meaning given such term in the initial paragraph hereof.

            "Intercreditor Agreement" means the Intercreditor Agreement, dated as the date hereof by and among State Street Bank and Trust Company of Connecticut, National Association, as Trustee under each Trust, the Primary Liquidity Provider, the Above-Cap Liquidity Provider, the Policy Provider and the Subordination Agent.

            "Investment Company Act" means the Investment Company Act of 1940, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

            "Lien" means any mortgage, pledge, lien, charge, encumbrance or security interest affecting the title to or any interest in property.

            "Material Adverse Change" means, in respect of any Person as at any date, a material adverse change in the ability of such Person to perform its obligations under any of the Operative Agreements to which it is a party as of such date, including any material adverse change in the business, financial condition, results of operations or properties of such Person on a consolidated basis with its subsidiaries which might have such effect.

            "Moody's" means Moody's Investors Service, Inc., and any successor thereto.

            "Mortgagee" with respect to each Aircraft means State Street Bank and Trust Company of Connecticut, N.A. in its capacity as Loan Trustee under the related Indentures.

            "Offering Document" means the Prospectus Supplement dated September 17, 2002 together with the Prospectus dated March 21, 2002.

            "Operative Agreements" means this Insurance Agreement, the Policy, the Indemnification Agreement, the Intercreditor Agreement, each Participation Agreement, each Indenture, the Series G Equipment Notes, the Class G Certificates, the Primary Liquidity Facilities, the Class G Trust Agreement, and the Policy Fee Letter, together with all exhibits and schedules included with any of the foregoing.

            "Owner" means American.

            "Person" means an individual, joint stock company, trust, unincorporated association, joint venture, corporation, business or owner trust, partnership or other organization or entity (whether governmental or private).

            "Policy" means the Financial Guaranty Insurance Policy No. 37875, together with all endorsements thereto, issued by the Policy Provider in favor of the Subordination Agent, for the benefit of the Class G Certificateholders, as each of the same may be amended from time to time in accordance with the terms of the Intercreditor Agreement.

            "Policy Fee Letter" means the fee letter, dated as of September 24, 2002 from the Policy Provider to American and the Subordination Agent setting forth the Premium and certain other amounts payable in respect of the Policy.

            "Policy Provider" means MBIA Insurance Corporation, or any successor thereto, as issuer of the Policy.

            "Policy Provider Information" means the information set forth under the caption "Description of the Policy Provider" in the Offering Document.

            "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

            "SEC" means the Securities and Exchange Commission of the United States of America, or any successor thereto.

            "Section 1110" means 11 U.S.C. Section 1110 of the Bankruptcy Code or any successor or analogous section of the federal bankruptcy law in effect from time to time.

            "Securities Act" means the Securities Act of 1933, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

            "Security" means a "Security" as defined in Section 2(1) of the Securities Act.

            "Series G Equipment Notes" means the floating rate Series G Equipment Notes issued pursuant to any Indenture by American and authenticated by the Loan Trustee thereunder, and any Equipment Notes issued in exchange therefor or replacement thereof pursuant to the terms of such Indenture.

            "Transactions" means the transactions contemplated by the Operative Agreements, including the transactions described in the Offering Document.

            "Trust Agreement" has the meaning given such term in the Policy.

            "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

            "Underwriting Agreement" means the Underwriting Agreement, dated as of September 17, 2002, by and among the Underwriters and American relating to the purchase of the Class G Certificates by the Underwriters, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

            "U.S. Air Carrier" means any United States air carrier that is a Citizen of the United States holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to the Act for aircraft capable of carrying 10 or more individuals or 6000 pounds or more of cargo, and as to which there is in force an air carrier operating certificate issued pursuant to Part 121 of the FAA Regulations, or which may operate as an air carrier by certification or otherwise under any successor or substitute provisions therefor or in the absence thereof.

            Section 1.02 Other Definitional Provisions. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Insurance Agreement shall refer to this Insurance Agreement as a whole and not to any particular provision of this Insurance Agreement, and Section, subsection, Schedule and Exhibit references are to this Insurance Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words "include" and "including" shall be deemed to be followed by the phrase "without limitation."

                                   ARTICLE II

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

            Section 2.01 Representations and Warranties of American. American represents and warrants as of the Closing Date as follows:

            (a) Organization; Qualification. American is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to conduct the business in which it is currently engaged and to own or hold under lease its properties and to enter into and perform its obligations under the Operative Agreements to which it is a party as of such date. American is duly qualified to do business as a foreign corporation in good standing in the jurisdictions in the United States of America in which it has intrastate routes, a principal office (including the jurisdiction in which its principal place of business is located) or major overhaul facilities, except where the failure to be so qualified would not give rise to a Material Adverse Change to American.

            (b) Corporate Authorization. American has taken, or caused to be taken, all necessary corporate action (including, without limitation, the obtaining of any consent or approval of stockholders required by its certificate of incorporation or by-laws) to authorize the execution and delivery of each of the Operative Agreements to which it is a party as of such date, and the performance of its obligations thereunder.

            (c) No Violation. The execution and delivery by American of the Operative Agreements to which it is a party as of such date, the performance by American of its obligations thereunder and the consummation by American of the Transactions contemplated thereby, do not and will not (a) violate any provision of the certificate of incorporation or by-laws of American, (b) violate any law, regulation, rule or order applicable to or binding on American or (c) violate or constitute any default under (other than any violation or default that would not result in a Material Adverse Change to American), or result in the creation of any Lien (other than as permitted under or created by the related Indenture) upon the Aircraft under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, lease, loan or other material agreement, instrument or document to which American is a party or by which it or any of its properties is bound.

            (d) Approvals. The execution and delivery by American of the Operative Agreements to which it is a party as of such date, the performance by American of its obligations thereunder and the consummation by American of the Transactions contemplated thereby do not and will not require the consent or approval of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, (a) any trustee or other creditor of American and (b) any Government Entity, other than (i) such as are required under the Securities Act, the Trust Indenture Act of 1939, as amended, and the securities and Blue Sky laws of the various states, (ii) filings or recordings with the FAA and under the Uniform Commercial Code as in effect in Delaware, which filings or recordings shall have been made or duly presented for filing on or before such date, (iii) such as may be required in connection with listing the certificates on the Luxembourg Stock Exchange, (iv) filings, recordings, notices or other ministerial actions pursuant to any routine recording, contractual or regulatory requirements applicable to it and (v) filings, recordings, notices or other actions contemplated by the Operative Agreements in connection with the subleasing or re-registration of the Aircraft.

            (e) Valid and Binding Agreements. The Operative Agreements executed and delivered by American on or prior to such date have been duly executed and delivered by American and, assuming the due authorization, execution and delivery thereof by the other party or parties thereto, constitute the legal, valid and binding obligations of American and are enforceable against American in accordance with the respective terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity, and subject to principles of public policy limiting the right to enforce the indemnification provisions contained herein, insofar as such provisions relate to indemnification for liabilities arising under federal securities laws.

            (f) Litigation. Except as set forth in American's most recent Annual Report on Form 10-K filed by American with the SEC on or prior to the Closing Date or in any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by American with the SEC subsequent to such Form 10-K, no action, claim or proceeding is now pending or, to the actual knowledge of American, threatened, against American, before any court, governmental body, arbitration board, tribunal or administrative agency, which is reasonably likely to be determined adversely to American and if determined adversely to American is reasonably likely to result in a Material Adverse Change.

            (g) Financial Condition. The audited consolidated balance sheet of American with respect to American's most recent fiscal year included in American's most recent Annual Report on Form 10-K filed by American with the SEC, and the related consolidated statements of operations and cash flows for the period then ended have been prepared in conformity with GAAP and present fairly in all material respects the financial condition of American and its consolidated subsidiaries as of such date and the results of its operations and cash flows for such period, and since the date of such balance sheet, there has been no Material Adverse Change in such financial condition or operations of American, except for matters disclosed in (a) the financial statements referred to above or (b) any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by American with the SEC on or prior to the Closing Date.

            (h) Registration and Recordation. Except for (a) the registration of the Aircraft with the FAA pursuant to the Act in the name of American (b) filings or recordings with the FAA, (c) the filing of the Financing Statements (and continuation statements relating thereto at periodic intervals) and (d) the affixation of the nameplates referred to in Section 7.02(d) of the related Indenture, at or promptly after the Closing Date, no further action, including any filing or recording of any document (including any financing statement in respect thereof under Article 9 of the UCC) is necessary in order to establish and perfect the Mortgagee's first priority perfected security interest in such Aircraft (subject only to Permitted Liens as defined in the related Indenture), as against American and any other Person claiming by or through American in any applicable jurisdictions in the United States.

            (i) Chief Executive Office. The chief executive office (as such term is defined in Article 9 of the UCC) of American is located at Fort Worth, Texas.

            (j) No Default. On the Closing Date, no event which would constitute an Event of Default (as defined in the Indentures for the Aircraft) and no event or condition that with the giving of notice or the lapse of time or both would become such an Event of Default has occurred and is continuing.

            (k) No Event of Loss. As of the Closing Date no Event of Loss has occurred with respect to any Airframe or any Engine which is Collateral under any Indenture executed as of the Closing Date, and to the actual knowledge of American, no circumstance, condition, act or event has occurred that, with the giving of notice or lapse of time or both would give rise to or constitute an Event of Loss with respect to any Airframe or any Engine.

            (l) Compliance with Laws.

                  (a) American is a Citizen of the United States and a U.S. Air
            Carrier.

                  (b) American holds all licenses, permits and franchises from the appropriate Government Entities necessary to authorize American to lawfully engage in air transportation and to carry on scheduled commercial passenger service as currently conducted, except where the failure to so hold any such license, permit or franchise would not give rise to a Material Adverse Change to American.

                  (c) American is not an "investment company" or a company
            controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

            (m) Securities Laws. Neither American nor any person authorized to act on its behalf has directly or indirectly offered any beneficial interest or Security relating to the ownership of the Aircraft or any interest in any Trust Property and Trust Agreement, or any of the Equipment Notes or any other interest in or security under any Indenture, for sale, to, or solicited any offer to acquire any such interest or security from, or has sold any such interest or security to, any Person in violation of the Securities Act.

            (n) [Reserved].

            (o) Accuracy of Information. Neither the Operative Agreements to which American is a party as of their respective dates nor any other material information relating to the Aircraft or the operations or financial condition of American furnished to the Policy Provider in connection with the Transaction contain any statement of a material fact which was untrue or misleading in any material respect when made. American has no knowledge of any circumstances that could reasonably be expected to cause a Material Adverse Change with respect to American.

            Section 2.02 Covenants of American. American covenants and agrees with the Policy Provider as follows:

            (a) Notwithstanding that the related Aircraft is in the possession of a lessee, in all circumstances the Aircraft shall be maintained in accordance with the maintenance standards required by, or substantially equivalent to those required by, the FAA or the central civil aviation authority of Australia, Austria, Belgium, Canada, Denmark, Finland, Ireland, Italy, Japan, France, Germany, New Zealand, Norway, Spain, Sweden, Switzerland, the United Kingdom or the Netherlands.

            (b) It shall not, and shall not suffer any of its Affiliates to, purchase or otherwise acquire any of the Class G Certificates.

            (c) [Reserved].

            (d) American shall comply with the provisions of the Operative Agreements relating to maintenance, operation, leasing, subleasing and country of reregistration of the Aircraft.

            Section 2.03 Covenants of the Class G Trustee and Subordination Agent. Each of the Class G Trustee and Subordination Agent shall perform and observe, in all material respects, all of its covenants, obligations and agreements in any Operative Agreement to which it is a party to be observed or performed by it.

            Section 2.04 Representations, Warranties and Covenants of the Policy Provider. The Policy Provider represents, warrants and covenants to American and the Subordination Agent as follows:

            (a) Organization and Licensing. The Policy Provider is duly organized, validly existing and in good standing as a New York-domiciled stock insurance company duly qualified to conduct an insurance business in every jurisdiction where qualification may be necessary to accomplish the Transactions.

            (b) Corporate Power. The Policy Provider has the corporate power and authority to issue the Policy, to execute and deliver this Insurance Agreement and the other Operative Agreements to which it is a party and to perform all of its obligations hereunder and thereunder.

            (c) Authorization; Approvals. Proceedings legally required for the issuance and execution of the Policy and the execution, delivery and performance of this Insurance Agreement have been taken and licenses, orders, consents or other authorizations or approvals of any governmental boards or bodies legally required for the enforceability of the Policy have been obtained; any proceedings not taken and any licenses, authorizations or approvals not obtained are not material to the enforceability of the Policy.

            (d) Enforceability. This Insurance Agreement constitutes, and the Policy, when issued, will constitute, a legal, valid and binding obligation of the Policy Provider, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, receivership and other similar laws affecting creditors' rights generally as they would apply in the event of the bankruptcy, receivership, insolvency or similar proceeding of MBIA and to general principles of equity, whether considered in a proceeding at law or in equity, and subject to principles of public policy limiting the right to enforce the indemnification provisions contained herein, insofar as such provisions relate to indemnification for liabilities arising under federal securities laws.

            (e) Exemption from Registration. The Policy is exempt from registration under the Securities Act.

            (f) No Conflicts. Neither the execution or delivery by MBIA of the Policy and the Operative Agreements to which it is a party, nor the performance by MBIA of its obligations thereunder, will conflict with any provision of the certificate of incorporation or the bylaws of MBIA nor result in a breach of, or constitute a default under, any material agreement or other instrument to which MBIA is a party or by which any of its property is bound nor violate any judgment, order or decree applicable to MBIA of any governmental or regulatory body, administrative agency, court or arbitrator having jurisdiction over MBIA to the extent any such conflict, breach, default or violation would result in a Material Adverse Change in the financial results or operations of MBIA or impairs MBIA's ability to perform its obligations under the Policy or any of the Operative Agreements.

            (g) Financial Information. The consolidated financial statements of the Policy Provider and its subsidiaries as of December 31, 2001 and December 31, 2000 and for each of the three years in the period ended December 31, 2001, and the accompanying footnotes, together with a report thereon of PricewaterhouseCoopers, independent certified public accountants, included in the Annual Report on Form 10-K of MBIA Inc. for the year ended December 31, 2001, incorporated by reference into the Offering Document, fairly present in all material respects the financial condition of the Policy Provider and its subsidiaries as of such dates and for the periods covered by such statements in accordance with GAAP consistently applied. The consolidated financial statements of the Policy Provider and its subsidiaries as of June 30, 2002 and for the six-month periods ended June 30, 2002 and June 30, 2001 included in the Quarterly Report on Form 10-Q of MBIA Inc. for the period ended June 30, 2002, incorporated by reference into the Offering Document, present fairly in all material respects the financial condition of the Policy Provider and its subsidiaries as of such date and for such six-month periods in accordance with GAAP consistently applied. Since June 30, 2002, there has been no material change in such financial condition of the Policy Provider and its subsidiaries that would materially and adversely affect the Policy Provider's ability to perform its obligations under the Policy.

            (h) Policy Provider Information. The information with respect to the Policy Provider in the section of the Offering Document contained therein captioned "Description of the Policy Provider" does not purport to provide the scope of disclosure required to be included by the Securities Act with respect to a registrant in connection with the offer and sale of securities of such registrant. However, the section does not contain any untrue statement of a material fact and does not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (i) No Litigation. There are no actions, suits, proceedings or investigations pending or, to the best of the Policy Provider's knowledge, threatened against it at law or in equity or before or by any court, governmental agency, board or commission or any arbitrator which, if decided adversely, would materially and adversely affect its ability to perform its obligations under the Policy or this Insurance Agreement.

            (j) Compliance with Law, Etc. No practice, procedure or policy employed, or proposed to be employed, by the Policy Provider in the conduct of its business violates any law, regulation, judgment, agreement, order or decree applicable to the Policy Provider that, if enforced, could result in a Material Adverse Change with respect to the Policy Provider.

                                  ARTICLE III

                   THE POLICY; REIMBURSEMENT; INDEMNIFICATION

            Section 3.01 Issuance of the Policy. The Policy Provider agrees to issue the Policy on the Closing Date subject to satisfaction of the conditions precedent set forth below on or prior to the Closing Date:

            (a) Operative Agreements. The Policy Provider shall have received a copy of (i) each of the Operative Agreements to be executed and delivered on or prior to the Closing Date, in form and substance reasonably satisfactory to the Policy Provider, duly authorized, executed and delivered by each party thereto (other than the Policy Provider) and (ii) a copy of the Offering Document;

            (b) Certified Documents and Resolutions. The Policy Provider shall have received (i) a copy of the applicable organizational documents of American and (ii) a certificate of the Secretary or Assistant Secretary of American dated the Closing Date stating that attached thereto is a true, complete and correct copy of resolutions duly adopted by the Board of Directors of American authorizing the execution, delivery and performance by American of the Operative Agreements to which it is a party and the consummation of the Transactions and that such applicable organizational documents and resolutions are in full force and effect without amendment or modification on the Closing Date;

            (c) Incumbency Certificate. The Policy Provider shall have received a certificate of the Secretary or an Assistant Secretary of each of American and the Subordination Agent certifying the names and signatures of the officers of American and the Subordination Agent authorized to execute and deliver the Operative Agreements to which it is a party on or prior to Closing Date;

            (d) Representations and Warranties. The representations and warranties of American dated the Closing Date set forth in this Insurance Agreement and the representations and warranties of the Subordination Agent dated the Closing Date set forth in the Participation Agreements shall be true and correct on and as of the Closing Date;

            (e) Documentation. The Policy Provider shall have received a copy of each document, instrument, certificate and opinion delivered on or before the Closing Date pursuant to the Operative Agreements and the Underwriting Agreement (except for the 10b-5 opinion, the "positive comfort" opinion and the opinion of Shearman & Sterling as counsel to the Underwriters), including each opinion of counsel addressed to any of Moody's, S&P, the Class G Trustee, American and the Subordination Agent, in respect of American and the Subordination

Agent or any of the other parties to the Operative Agreements and the Transactions dated the Closing Date in form and substance reasonably satisfactory to the Policy Provider, addressed to the Policy Provider (or accompanied by a letter from the counsel rendering such opinion to the effect that the Policy Provider is entitled to rely on such opinion as of its date as if it were addressed to the Policy Provider) and addressing such matters as the Policy Provider may reasonably request, and the counsel providing each such opinion shall have been instructed by its client to deliver such opinion to the addressees thereof.

            (f) Approvals, Etc. The Policy Provider shall have received true and correct copies of all approvals, licenses and consents, if any, including any required approval of the shareholders of American, required in connection with the Transactions;

            (g) No Litigation, Etc. No suit, action or other proceeding, investigation or injunction, or final judgment relating thereto, shall be pending or threatened before any court, governmental or administrative agency or arbitrator in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with any of the Operative Agreements or the consummation of the Transactions;

            (h) Legality. No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any government or governmental or administrative agency or court that would make the Transactions illegal or otherwise prevent the consummation thereof;

            (i) Issuance of Ratings. The Policy Provider shall have received S&P, and "Baa3" by Moody's, the Class G Certificates, when issued, will be rated "AAA" by S&P and "Aaa" by Moody's, and that the Class C Certificates, when issued, will be rated "BBB+" by S&P and "Ba1" by Moody's, and shall have received the confirmation from S&P of a capital charge acceptable to the Policy Provider;

            (j) Satisfactory Documentation. The Policy Provider and its counsel shall have reasonably determined that all documents, certificates and opinions to be delivered in connection with the Certificates conform to the terms of the related Trust Agreement, the Offering Document, this Insurance Agreement and the Intercreditor Agreement;

            (k) Filings. The Policy Provider shall have received evidence that there shall have been made, and shall be in full force and effect, all filings, recordings and registrations, and there shall have been given or taken any notice or similar action as is necessary in order to establish, perfect, protect and preserve the right, title and interest of the Policy Provider created by the Operative Agreements executed and delivered on or prior to the Closing Date;

            (l) Conditions Precedent. All conditions precedent to the issuance of the Certificates under the Trust Agreements shall have been satisfied or waived (with the consent of the Policy Provider). All conditions precedent to the effectiveness of the Liquidity Facilities shall have been satisfied or waived; and

            (m) Expenses. The Policy Provider shall have received payment in full of all amounts required to be paid to or for account of the Policy Provider on or prior to the Closing Date.

            Section 3.02 Payment of Fees and Premium.

            (a) Legal Fees. The Policy Provider shall be entitled to payment of the Policy Provider's attorneys' fees (subject to a maximum amount previously agreed to by American and the Policy Provider) and all other reasonable and actual fees, expenses and disbursements (including without limitation accountants' fees) incurred by the Policy Provider in connection with the negotiation, preparation, execution and delivery of the Offering Document, the Operative Agreements and all other documents delivered with respect thereto. Such attorney's fees and expenses shall be payable by American on the Closing Date upon the presentation of an invoice for any such fees, costs and expenses.

            (b) Rating Agency Fees. The Policy Provider shall be entitled to reimbursement for all periodic rating agency fees, expenses and disbursements incurred by the Policy Provider in connection with the transactions described herein and in the Operative Agreements, such reimbursement to be made by American within 30 days of presentation of an invoice therefor.

            (c) [Reserved]

            (d) Premium.

                  (i) In consideration of the issuance by the Policy Provider of the Policy, American shall pay or cause to be paid to the Policy Provider the Premium. American shall also pay such additional amounts, as and when due, in accordance with the Policy Fee Letter.

                  (ii) No portion of the Premium paid shall be refundable without regard to whether the Policy Provider makes any payment under the Policy or any other circumstances relating to the Class G Certificates or provision being made for payment of the Class G Certificates prior to maturity.

            Section 3.03 Reimbursement Obligation.

            (a) As and when due in accordance with and from the funds specified in Sections 2.04(b), 3.02 and 3.03 of the Intercreditor Agreement, the Policy Provider shall be entitled to reimbursement for any payment made by the Policy Provider under the Policy or to the Primary Liquidity Provider under Section 2.06(c) of the Intercreditor Agreement, which reimbursement shall be due and payable on the date provided in such Sections, in an amount equal to the sum of the amount to be so paid and all amounts previously paid that remain unreimbursed, plus accrued and unpaid interest thereon from the date such amounts became due until paid in full (as well as before judgment), at a rate of interest equal to the Base Rate plus 1%. In addition, to the extent that any such payment by the Policy Provider shall have been made as a result of a default by a Primary Liquidity Provider in its obligation to make an Advance, as provided in the Intercreditor Agreement, the Policy Provider shall be entitled to the payment of interest on such amounts to the extent, at the time and in the priority that the Primary Liquidity Provider would have been paid pursuant to the Intercreditor Agreement had the Primary Liquidity Provider made such Advance, up to a maximum of six such payments by the Policy Provider.

            (b) [Reserved].

            (c) American agrees to pay to the Policy Provider any and all charges, fees, costs and expenses and disbursements that the Policy Provider may reasonably pay or incur, including reasonable attorneys' and accountants' fees and expenses (without duplication of amounts paid to the Policy Provider in respect of the Operative Agreements), in connection with (i) the enforcement, defense or preservation of any rights in respect of any of the Operative Agreements, including defending, monitoring or participating in any litigation or proceeding and (ii) any amendment, waiver or other action requested by American with respect to, or related to, any Operative Agreements or to any form document attached to any Operative Agreement as exhibit, schedule or annex thereto, whether or not executed or completed. Such reimbursement shall be due on the dates on which the Policy Provider has made a demand upon American with respect to such charges, fees, costs, expenses and disbursements that have been paid or incurred by the Policy Provider.

            Section 3.04 Indemnification. American agrees (i) that the Policy Provider is an "Indemnitee" for purposes of Section 4.02 in each Participation Agreement as if such provisions were set forth in full herein and the Operative Agreements referred to therein include this Insurance Agreement; provided, however, any exclusion contained in any Participation Agreement related to any representation or warranty by any Indemnitee other than the Policy Provider or its Related Indemnitee Group (as defined in each Participation Agreement), the failure by any Indemnitee other than the Policy Provider or its Related Indemnitee Group to perform or observe any agreement, covenant or condition in any of the Operative Agreements, the acts or omissions involving the willful misconduct or gross negligence of any Indemnitee other than the Policy Provider or its Related Indemnitee Group or any other action or omission of any Person other than the Policy Provider or its Related Indemnitee Group shall not apply to the indemnification obligations of American to the Policy Provider and to the extent not paid, all money due under this Section 3.04 shall constitute Policy Provider Obligations (as defined in the Intercreditor Agreement).

            Section 3.05 Procedure for Payment of Fees and Premium.

            (a) All payments to the Policy Provider hereunder shall be made in lawful currency of the United States and in immediately available funds and shall be made prior to 2:00 p.m. (New York City time) on the date such payment is due by wire transfer to Chase Manhattan Bank, ABA #021000021 for credit to MBIA Insurance Corporation Premium Account, Account No. 910-2-721728 Re:
American Airlines Pass Through Trust 2002-1 or to such other office or account as MBIA may direct. Payments received by MBIA after 2:00 p.m. (New York City time) shall be deemed to have been received on the next succeeding Business Day, and such extension of time shall be included in computing interest, commissions or fees, if any, in connection with such payment.

            (b) Unless otherwise specified herein and without duplication of any other amounts owed to the Policy Provider hereunder or under the Policy Fee Letter, the Policy Provider shall be entitled to interest on all amounts owed to the Policy Provider under this Insurance Agreement, from the date such amounts become due and payable until paid in full, at a rate of interest equal to the Base Rate from time to time in effect plus 1%.

            (c) Unless otherwise specified herein, interest payable to the Policy Provider under this Insurance Agreement shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable on demand.

            Section 3.06 Policy Endorsement. Regardless of whether or not the Policy Provider makes a Policy Provider Election, the Policy Provider shall, on the first Business Day (which shall be a Special Distribution Date) that is 21 months after the last date on which full payment was made on the first Series G Equipment Note as to which there has subsequently been a failure to pay principal or that has been accelerated, endorse the Policy, if not already endorsed, to so provide for the payment to the Class G Primary Liquidity Provider of interest accruing on the outstanding drawings in respect of the Class G Primary Liquidity Facility from and after the end of such 21-month period as and when such interest becomes due in accordance with such Primary Liquidity Facility.

            Section 3.07 Payment by Subordination Agent.

            (a) All of the fees, expenses and disbursements set forth in Sections 3.02 and 3.03(c) shall be payable by American as provided in such Sections. To the extent of American's failure to pay any such fees, expenses and disbursements, the Subordination Agent shall pay such amounts pursuant to the Operative Agreements.

            (b) Notwithstanding anything herein to the contrary, all payments to be made by the Subordination Agent under this Section 3.07 shall be made only from the amounts that constitute Scheduled Payments, Special Payments or payments under the Operative Agreements, including Section 4.02 of the Participation Agreements, and only to the extent that the Subordination Agent shall have sufficient income or proceeds therefrom to enable the Subordination Agent to make payments in accordance with the terms of the Intercreditor Agreement. The Policy Provider agrees that with respect to payments to be made by the Subordination Agent (i) it will look solely to such amounts to the extent available for distribution to it as provided in the Intercreditor Agreement, and
(ii) none of the Subordination Agent, in its individual capacity, the Loan Trustees and the Trustees, is personally liable to it for any amounts payable or liability under this letter except as expressly provided in the Intercreditor Agreement or (as to the Loan Trustees) as expressly provided in any Operative Document.

                                   ARTICLE IV

                               FURTHER AGREEMENTS

            Section 4.01 Effective Date; Term of the Insurance Agreement. This Insurance Agreement shall take effect on the Closing Date and shall remain in effect until the later of (a) such time as the Policy Provider is no longer subject to a claim under the Policy and the Policy shall have been surrendered to the Policy Provider for cancellation and (b) all amounts payable to the Policy Provider by American or the Subordination Agent hereunder or from any other source hereunder or under the Operative Agreements and all amounts payable under the Class G Certificates have been paid in full; provided, however, that the provisions of Section 3.04 hereof shall survive any termination of this Insurance Agreement.

            Section 4.02 Further Assurances and Corrective Instruments.

            (a) Neither American nor the Subordination Agent shall grant any waiver of rights or agree to any amendment or modification to any of the Operative Agreements to which either of them is a party which waiver, amendment, or modification would have an adverse effect on the rights or remedies of the Policy Provider without the prior written consent of the Policy Provider so long as the Policy Provider shall be the Controlling Party, and any such waiver without prior written consent of the Policy Provider shall be null and void and of no force or effect.

            (b) To the extent permitted by law, each of American and the Subordination Agent agrees that it will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as the Policy Provider may reasonably request and as may be required in the Policy Provider's reasonable judgment to effectuate the intention of or facilitate the performance of this Insurance Agreement.

            Section 4.03 Obligations Absolute.

            (a) The obligations of American, the Subordination Agent and the Class G Trustee hereunder and under the Operative Agreements shall be absolute and unconditional and shall be paid or performed strictly in accordance with this Insurance Agreement and the other Operative Agreements under all circumstances irrespective of:

                  (i) any lack of validity or enforceability of, or any amendment or other modifications of, or waiver, with respect to any of the Operative Agreements or the Certificates;

                  (ii) any exchange or release of any other obligations hereunder;

                  (iii) the existence of any claim, setoff, defense, reduction, abatement or other right that any Person may have at any time against the Policy Provider or any other Person;

                  (iv) any document presented in connection with the Policy proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (v) any payment by the Policy Provider under the Policy against presentation of a certificate or other document that does not strictly comply with the terms of the Policy;

                  (vi) any failure of American to receive the proceeds from the sale of the Certificates; and

                  (vii) any other circumstances, other than payment in full, that might otherwise constitute a defense available to, or discharge of, any Person in respect of any Operative Agreements.

            (b) Each of the parties hereto renounces the right to assert as a defense to the performance of their respective obligations herein each of the following: (i) to the extent permitted by law, any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness and obligations evidenced by any

Operative Agreements or by any extension or renewal thereof; (ii) presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor and notice of protest; (iii) all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of any payment hereunder, except as required by the Operative Agreements; and (iv) all rights of abatement, diminution, postponement or deduction, or to any defense, or to any right of setoff or recoupment arising out of any breach under any of the Operative Agreements, by any party thereto or any beneficiary thereof, or out of any obligation at any time owing to American.

            (c) American (i) agrees that any consent, waiver or forbearance hereunder or in the Operative Agreements with respect to an event shall operate only for such event and not for any subsequent event; (ii) consents to any and all extensions of time that may be granted by the Policy Provider with respect to any payment hereunder or other provisions hereof and to the release of any security at any time given for any payment hereunder, or any part thereof, with or without substitution, and to the release of any Person or entity liable for any such payment; and (iii) consents to the addition of any and all other makers, endorsers, guarantors and other obligors for any payment hereunder, and to the acceptance of any and all other security for any payment hereunder, and agree that the addition of any such obligors or security shall not affect the liability of American for any payment hereunder.

            (d) No failure by the Policy Provider to exercise, and no delay by the Policy Provider in exercising, any right hereunder or in the Operative Agreements shall operate as a waiver thereof. The exercise by the Policy Provider of any right hereunder shall not preclude the exercise of any other right, and the remedies provided herein to the Policy Provider are declared in every case to be cumulative and not exclusive of any remedies provided by law or equity.

            (e) Nothing herein shall be construed as prohibiting any party hereto from pursuing any rights or remedies it may have against any Person in a separate legal proceeding.

            Section 4.04 Assignments; Reinsurance; Third-Party Rights.

            (a) This Insurance Agreement shall be a continuing obligation of the parties hereto and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Subordination Agent and, except for any transaction expressly permitted by Section 5.02 of the Trust Agreement, American, may not assign their respective rights under this Insurance Agreement, or delegate any of their duties hereunder, without the prior written consent of the other parties hereto. Any assignments made in violation of this Insurance Agreement shall be null and void.

            (b) The Policy Provider shall have the right to grant participation in its rights under this Insurance Agreement and to enter into contracts of reinsurance with respect to the Policy upon such terms and conditions as the Policy Provider may in its discretion determine; provided, however, that no such participation or reinsurance agreement or arrangement shall relieve the Policy Provider of any of its obligations hereunder or under the Policy or grant to any participant or reinsurer any rights hereunder or under any Operative Agreement.

            (c) Except as provided herein with respect to participants and reinsurers, nothing in this Insurance Agreement shall confer any right, remedy or claim, express or implied, upon any Person, including, particularly, any Class G Certificateholder, other than the Policy Provider against American, or American against the Policy Provider, and all the terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the parties hereto and their successors and permitted assigns. Neither the Class G Trustee nor any Class G Certificateholder shall have any right to payment from the Premium paid or payable hereunder or from any amounts paid by American pursuant to Sections 3.02 or 3.03.

            Section 4.05 Liability of the Policy Provider. Neither the Policy Provider nor any of its officers, directors or employees shall be liable or responsible for: (a) the use that may be made of the Policy by the Class G Trustee or for any acts or omissions of the Class G Trustee in connection therewith; or (b) the validity, sufficiency, accuracy or genuineness of documents delivered to the Policy Provider in connection with any claim under the Policy, or of any signatures thereon, even if such documents or signatures should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged (unless the Policy Provider shall have actual knowledge thereof). In furtherance and not in limitation of the foregoing, the Policy Provider may accept documents that appear on their face to be in order, without responsibility for further investigation.

                                   ARTICLE V

                                  MISCELLANEOUS

            Section 5.01 Amendments, Etc. This Insurance Agreement may be amended, modified, supplemented or terminated only by written instrument or written instruments signed by the parties hereto; provided that if such amendment, modification, supplement or termination would have a material adverse affect on the interests of the Subordination Agent, the Trustee or any Class G Certificateholder, Ratings Confirmation shall also be obtained prior to such amendment, modification, supplement or termination being effective. American agrees to provide a copy of any amendment to this Insurance Agreement promptly to the Subordination Agent and the rating agencies maintaining a rating on the Class G Certificates. No act or course of dealing shall be deemed to constitute an amendment, modification, supplement or termination hereof.

            Section 5.02 Notices. All demands, notices and other communications to be given hereunder shall be in writing (except as otherwise specifically provided herein) and shall be mailed by registered mail or personally delivered and telecopied to the recipient as follows:

            (a) To the Policy Provider:


                MBIA Insurance Corporation
                113 King Street
                Armonk, New York 10504
                Attention: Insured Portfolio Management, Structured Finance
                Facsimile:  (914) 765-3163
                Confirmation:  (914) 273-4949

                (in each case in which notice or other communication to the Policy Provider refers to an event of default under any Operative Agreement or a claim on the Policy shall be deemed to constitute consent or acceptance, then a copy of such notice or other communication should also be sent to the attention of the general counsel of each of American and the Class G Trustee and, in all cases, both any original and all copies shall be marked to indicate "URGENT MATERIAL ENCLOSED.")

            (b) To American:

                American Airlines, Inc.
                4333 Amon Carter Boulevard
                Fort Worth, TX 76155
                Attention:  Treasurer
                Facsimile:  817-967-4318

            (c) To the Subordination Agent:


                State Street Bank and Trust Company of Connecticut, National
                 Association
                c/o State Street Bank and Trust Company
                2 Avenue de Lafayette
                Boston, Massachusetts  02110
                Attention:  Alison Della Bella Nadeau
                Facsimile:  617 662-1458

            A party may specify an additional or different address or addresses by writing mailed or delivered to the other parties as aforesaid. All such notices and other communications shall be effective upon receipt unless received after business hours on any day, in which case on the opening of business on the next Business Day.

            Section 5.03 Severability. In the event that any provision of this Insurance Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the parties hereto agree that such holding shall not invalidate or render unenforceable any other provision hereof. The parties hereto further agree that the holding by any court of competent jurisdiction that any remedy pursued by any party hereto is unavailable or unenforceable shall not affect in any way the ability of such party to pursue any other remedy available to it.

            Section 5.04 Governing Law. This Insurance Agreement shall be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance. This Insurance Agreement is being delivered in New York.

            Section 5.05 Consent to Jurisdiction.

            (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and any court in the State of New York located in the City and County of New York, and any appellate court from any thereof, in any action, suit or proceeding brought against it and to or in connection with any of the Operative Agreements or the Transactions or for recognition or enforcement of any judgment, and the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard or determined in such New York state court or, to the extent permitted by law, in such federal court. The parties hereto agree that a final unappealable judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent permitted by applicable law, the parties hereto hereby waive and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the related documents or the subject matter thereof may not be litigated in or by such courts.

            (b) To the extent permitted by applicable law, the parties hereto shall not seek and hereby waive the right to any review of the judgment of any such court by any court of any other nation or jurisdiction which may be called upon to grant an enforcement of such judgment.

            (c) Nothing contained in this Insurance Agreement shall limit or affect any party's right to serve process in any other manner permitted by law or to start legal proceedings relating to any of the Operative Agreements against any other party or its properties in the courts of any jurisdiction.

            Section 5.06 Consent of the Policy Provider. No disclosure relating to the Policy Provider contained in any Offering Document, which disclosure modifies, alters, changes, amends or supplements the disclosure relating to the Policy Provider provided by the Policy Provider for use in the Offering Document, shall be made without the Policy Provider's prior written consent. In the event that the consent of the Policy Provider is required under any of the Operative Agreements, the determination whether to grant or withhold such consent shall be made by the Policy Provider in its sole discretion without any implied duty towards any other Person, except as otherwise expressly provided therein.

            Section 5.07 Counterparts. This Insurance Agreement may be executed in counterparts by the parties hereto, and all such counterparts shall constitute one and the same instrument.

            Section 5.08 Headings. The headings of Articles and Sections and the Table of Contents contained in this Insurance Agreement are provided for convenience only. They form no part of this Insurance Agreement and shall not affect its construction or interpretation.

            Section 5.09 Trial by Jury Waived. Each party hereby waives, to the fullest extent permitted by law, any right to a trial by jury in respect of any litigation arising directly or indirectly out of, under or in connection with this Insurance Agreement or any of the other Operative Agreements or any of the Transactions contemplated hereunder or thereunder. Each party hereto (A) certifies that no representative, agent or attorney of any party hereto has represented, expressly or otherwise, that it would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it has been induced to enter into the Operative Agreements to which it is a party by, among other things, this waiver.

            Section 5.10 Limited Liability. No recourse under any Operative Agreement shall be had against, and no personal liability shall attach to, any officer, employee, director, affiliate or shareholder of any party hereto, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise in respect of any of the Operative Agreements, the Certificates or the Policy, it being expressly agreed and understood that each Operative Agreement is solely a corporate obligation of each party hereto, and that any and all personal liability, either at common law or in equity, or by statute or constitution, of every such officer, employee, director, affiliate or shareholder for breaches of any party hereto of any obligations under any Operative Agreement is hereby expressly waived as a condition of and in consideration for the execution and delivery of this Insurance Agreement.

            Section 5.11 Entire Agreement. This Insurance Agreement, the Policy, the Policy Fee Letter and the other Operative Agreements set forth the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersede and replace any agreement or understanding that may have existed between the parties prior to the date hereof in respect of such subject matter.

            Section 5.12 Independent Agreements. This Insurance Agreement and the Policy are separate and independent agreements. No breach by any party hereto of any representation, warranty, covenant, agreement or undertaking contained herein shall in any way affect the obligations of the Policy Provider under the Policy.

            Section 5.13 Successors and Assigns. This Insurance Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the day and year first above mentioned.

                                           MBIA INSURANCE CORPORATION,
                                               as Policy Provider

                                           By: /s/ Lisa A. Wilson
                                               --------------------------------
                                               Name:  Lisa A. Wilson
                                               Title: Assistant Secretary


                                           STATE STREET BANK AND TRUST COMPANY
                                               OF CONNECTICUT, NATIONAL
                                               ASSOCIATION,
                                               not in its individual capacity
                                               but solely as Subordination Agent

                                           By: /s/ Alison D.B. Nadeau
                                               --------------------------------
                                               Name:  Alison D.B. Nadeau
                                               Title: Vice President


                                           STATE STREET BANK AND TRUST COMPANY
                                               OF CONNECTICUT, NATIONAL
                                               ASSOCIATION, as Class G Trustee

                                           By: /s/ Alison D.B. Nadeau
                                               --------------------------------
                                               Name:  Alison D.B. Nadeau
                                               Title: Vice President


                                           AMERICAN AIRLINES, INC.


                                           By: /s/ Leslie M. Benners
                                               --------------------------------
                                               Name:  Leslie M. Benners
                                               Title: Managing Director,
                                                      Corporate Financing and
                                                      Banking